Exhibit 99.1

For more information, contact:
Brad Pogalz (952) 887-3753

Donaldson Company Reports Fiscal 2017 First Quarter Earnings

GAAP EPS increased 48.3 percent from last year to 43 cents
Adjusted EPS increased 11.8 percent from last year to 38 cents

MINNEAPOLIS (December 1, 2016) - Donaldson Company, Inc. (NYSE: DCI) today announced first quarter 2017 net earnings of $58.0 million, or 43 cents per share1, compared with $38.5 million, or 29 cents per share, in 2016.

First quarter 2017 GAAP earnings per share (EPS) include a benefit approximately 5 cents per share related to the settlement of claims in an escrow account (the “Settlement”) that had been established in connection with the Company’s acquisition of Northern Technical, L.L.C. during the first quarter of fiscal 2015. Excluding the impact from the Settlement in first quarter 2017 and certain one-time items in the prior year, adjusted EPS2 increased 11.8 percent to 38 cents in 2017 from 34 cents in 2016. The tables attached to this press release include a reconciliation of non-GAAP to GAAP measures.

“After an encouraging start to our fiscal year, we remain on track to achieve the full-year sales and adjusted profit targets that we laid out last quarter,” said Tod Carpenter, president and chief executive officer. “Driven by our focus on operational efficiency, this guidance reflects our ability to deliver operating profit growth in a relatively flat sales environment.

“Our assessment of the overall environment remains somewhat mixed as recent signs of stability within our business are not yet translating to meaningful improvements in end-market conditions, so we are maintaining a cautious stance. At the same time, we are focused on our strategic priorities, which include leveraging our technology to win new first-fit programs and actively pursuing growth in sales of replacement parts. I am proud of what our employees delivered in first quarter, and I am confident their efforts position us well to deliver our fiscal 2017 commitments.”

1All earnings per share figures refer to diluted earnings per share.

2Adjusted earnings per share, a non-GAAP financial measure, exclude the impact of certain matters not related to the Company’s ongoing operations, including the impact from the Settlement in first quarter 2017. See the “Accounting Considerations” section of this release for more information.

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First Quarter 2017 Results

First quarter 2017 sales increased 2.8 percent to $553.0 million from $538.0 million in the prior year, including a benefit from currency translation of approximately 0.3 percent. Excluding the benefit from currency translation, first quarter sales increased 2.5 percent from last year, reflecting increases in both the Industrial Products and Engine Products segments of 4.5 percent and 1.3 percent, respectively. The table below illustrates year-over-year sales performance with and without the impact from foreign currency translation.

	Three Months Ended
	October 31, 2016
	Reported % Change	Constant Currency % Change

Engine Products segment:
Off Road	(0.1)%	(0.8)%
On Road	(25.8)	(28.0)
Aftermarket	6.7	6.1
Aerospace and Defense	4.2	4.4
Total Engine Products	2.1%	1.3%

Industrial Products segment:
Industrial Filtration Solutions	(0.1)%	0.2%
Gas Turbine Systems	34.3	35.2
Special Applications	(0.9)	(0.5)
Total Industrial Products	4.1%	4.5%

Total Company	2.8%	2.5%

Donaldson’s first quarter 2017 operating margin increased to 13.8 percent from 10.3 percent in 2016. The prior-year rate was negatively impacted by approximately 1.9 percentage points from certain one-time charges.3 Excluding the impact from these charges, the first quarter 2017 GAAP operating margin increased by approximately 1.6 percentage points from the adjusted operating margin in 2016.

First quarter gross margin was 35.1 percent in 2017, compared with last year’s GAAP gross margin of 33.1 percent and adjusted gross margin of 33.7 percent. The gross margin improvement from last year was primarily driven by higher fixed-cost absorption.

Expense as a percent of sales (“expense rate”) of 21.3 percent in first quarter 2017 reflects a decline from last year’s GAAP and adjusted expense rates of approximately 1.5 percentage points and 0.2 percentage points, respectively. Donaldson’s expense rate benefited from previously taken restructuring actions and expense discipline across the company, partially offset by increased variable compensation expense.

3 Management believes that comparing first quarter 2017 GAAP operating profit metrics, which were unaffected by one-time items, with fiscal 2016 adjusted operating profit metrics is useful in understanding the Company’s performance given the one-time items recognized in prior-year GAAP results. See the Consolidated Rate Analysis table within the schedules attached to this press release for a summary of GAAP and non-GAAP gross profit, operating expenses and operating income as a rate of sales.

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The Company’s net other income increased to $8.1 million in first quarter 2017 from $2.9 million in 2016, driven by the $6.8 million benefit from the Settlement. First quarter 2017 interest expense was $4.8 million, compared with $5.0 million last year. Donaldson’s first quarter effective income tax rate decreased 0.6 percentage points to 27.3 percent in 2017 from 27.9 percent in the prior year.

During first quarter 2017, Donaldson repurchased 1.13 million shares, or 0.8 percent, of its common stock at an average price of $36.59 for a total investment of $41.4 million. The Company paid dividends of $23.2 million in first quarter 2017.

Fiscal 2017 Outlook

Donaldson continues to expect fiscal 2017 adjusted EPS between $1.50 and $1.66. GAAP EPS is now expected to be approximately 5 cents greater than adjusted EPS, reflecting the impact in first quarter 2017 from the Settlement.

Donaldson reaffirms its prior full-year sales guidance for fiscal 2017. The Company continues to expect total sales between a 2 percent decline and a 2 percent increase compared with 2016.

Consistent with prior guidance, the Company expects full-year sales in the Engine Products and Industrial Products segments between a 2 percent decline and a 2 percent increase when compared with the prior year. In Engine Products, the Company expects Aftermarket sales will increase from the prior year while sales of products related to production of on- and off-road heavy-duty equipment as well as commercial helicopters are expected to decline. Within the Industrial Products segment, Donaldson expects growth of Industrial Filtration Solutions’ sales, primarily driven by sales of replacement parts, and year-over-year sales declines in the Gas Turbine Systems and Special Applications businesses.

Donaldson continues to expect full-year 2017 operating margin between 13.3 percent and 13.9 percent, compared with adjusted operating margin of 13.2 percent in fiscal 2016. Largely driven by the impact from the Settlement in first quarter, the Company now expects its full-year effective income tax rate between 26.4 percent and 28.4 percent, compared with the prior guidance range of 26.7 percent to 28.7 percent, and other income between $15 million and $17 million, compared with prior guidance of $8 million to $10 million.

Donaldson’s full-year capital deployment and cash management expectations are consistent with prior guidance. The Company expects capital expenditures between $70 million and $80 million and full-year cash conversion between 90 percent and 100 percent. During fiscal 2017, the Company expects to repurchase between 2 percent and 3 percent of its outstanding shares.

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Accounting Considerations

During first quarter 2017, Donaldson settled claims against an escrow account that had been established in connection with the Company’s acquisition of Northern Technical, L.L.C., which was completed in first quarter 2015. The settlement resulted in income of $6.8 million, which was recorded as other income in Donaldson’s first quarter 2017 consolidated statement of earnings and within the Industrial Products segment earnings. This income was excluded from the Company’s adjusted EPS and did not affect the first quarter 2017 operating margin.

During the first quarter of fiscal 2016, Donaldson recognized pre-tax charges related to restructuring actions and an independent investigation into its Gas Turbine Systems business of $7.5 million and $2.6 million, respectively. These charges were excluded from the Company’s first quarter 2016 non-GAAP metrics, including adjusted operating margin and adjusted EPS.

Miscellaneous

The Company will webcast its fiscal 2017 first quarter earnings conference call today at 9:00 a.m. CST. To listen to a live webcast of the call, visit the Events & Presentations section of Donaldson’s Investor Relations website (IR.Donaldson.com), and click on the “listen to webcast” option. The webcast replay will be available within the Events & Presentations section of the Company’s Investor Relations website beginning at approximately 12:00 p.m. CST today.

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are identified by words or phrases such as “will likely result,” “are expected to,” “will continue,” “will allow,” “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could cause the Company’s results to differ materially from these statements. These factors include, but are not limited to, world economic and industrial market conditions; the Company's ability to maintain certain competitive advantages over competitors; pricing pressures; the Company's ability to protect and enforce its intellectual property rights; the Company's dependence on global operations; customer concentration in certain cyclical industries; commodity availability and pricing; the implementation of new information technology systems; information security and data breaches; foreign currency fluctuations; governmental laws and regulations; changes in tax laws, regulations and results of examinations; the Company's ability to attract and retain key personnel; changes in capital and credit markets; execution of the Company's acquisition strategy; the possibility of goodwill or intangible asset impairment; execution of restructuring plans; the Company's ability to maintain an effective system of internal control over financial reporting. These risks and uncertainties are described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2016. Donaldson undertakes no obligation to publicly update or revise any forward-looking statements. The results presented herein are preliminary, unaudited and subject to revision until the Company files its results with the United States Securities and Exchange Commission on Form 10-Q.

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About Donaldson Company

Founded in 1915, Donaldson Company is a global leader in the filtration industry with approximately 140 sales, manufacturing and distribution locations in 44 countries. Donaldson’s innovative filtration technologies improve people’s lives, enhance customers’ equipment performance and protect the environment. For more information, visit www.Donaldson.com.

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31,

	2016	2015	Change

Net sales	$553.0	$538.0	2.8%

Cost of sales	358.8	359.9	(0.3)

Gross profit	194.2	178.1	9.0

Operating expenses	117.8	122.6	(3.9)

Operating income	76.4	55.5	37.7

Other income, net	(8.1)	(2.9)	179.3

Interest expense	4.8	5.0	(4.0)

Earnings before income taxes	79.7	53.4	49.3

Income taxes	21.7	14.9	45.6

Net earnings	$58.0	$38.5	50.6%

Weighted average shares outstanding	133.4	133.9	(0.4)%

Diluted shares outstanding	134.6	134.9	(0.2)%

Net earnings per share	$0.43	$0.29	48.3%

Net earnings per share assuming dilution	$0.43	$0.29	48.3%

Dividends paid per share	$0.175	$0.170	2.9%

Donaldson Company, Inc
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CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	October 31,	July 31,
	2016	2016
ASSETS

Cash and cash equivalents	$262.2	$243.2
Accounts receivable, net	415.0	452.4
Inventories, net	249.2	234.1
Prepaids and other current assets	66.6	80.0
Total current assets	993.0	1,009.7

Other assets and deferred taxes	301.4	299.7
Property, plant, and equipment, net	466.1	469.8
Total assets	$1,760.5	$1,779.2

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$160.7	$143.3
Employee compensation and other liabilities	157.7	183.8
Short-term borrowings	169.1	165.5
Current maturity of long-term debt	75.9	51.2
Total current liabilities	563.4	543.8

Long-term debt	324.7	350.2
Other long-term liabilities	121.3	121.6
Total liabilities	1,009.4	1,015.6

Equity	784.7	771.4
Total liabilities & equity	$1,794.1	$1,787.0

Donaldson Company, Inc
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CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	October 31,
	2016	2015
OPERATING ACTIVITIES

Net earnings	$58.0	$38.5
Adjustments to reconcile net earnings to net cash
provided by operating activities:	`
Depreciation and amortization	18.9	18.6
Changes in operating assets and liabilities	30.7	(6.5)
Tax benefit of equity plans	(1.0)	(0.2)
Stock compensation plan expense	1.5	1.5
Other, net	(8.4)	6.0
Net cash provided by operating activities	99.7	57.9

INVESTING ACTIVITIES

Net expenditures on property and equipment	(12.4)	(21.5)
Net change in short-term investments	—	—
Acquisitions, net of cash acquired	(10.9)	(12.9)
Net cash used in investing activities	(23.3)	(34.4)

FINANCING ACTIVITIES

Purchase of treasury stock	(41.4)	(68.0)
Net change in debt and short-term borrowings	4.1	57.1
Dividends paid	(23.2)	(22.7)
Tax benefit of equity plans	1.0	0.2
Exercise of stock options	4.3	1.1
Net cash used in financing activities	(55.2)	(32.3)

Effect of exchange rate changes on cash	(2.2)	(1.2)

Increase in cash and cash equivalents	19.0	(10.0)

Cash and cash equivalents, beginning of year	243.2	189.9

Cash and cash equivalents, end of year	$262.2	$179.9

Donaldson Company, Inc
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CONSOLIDATED RATE ANALYSIS
(Unaudited)

	Three Months Ended
	October 31,
	2016	2015

Gross margin	35.1%	33.1%

Operating expenses rate	21.3	22.8

Operating income rate	13.8	10.3

	Three Months Ended
	October 31,
	2016	2015
ADJUSTED RATES
Gross margin	35.1%	33.7%

Operating expenses rate	21.3	21.5

Operating income rate	13.8	12.2

Note: Rate analysis metrics are computed by dividing the applicable amount by net sales.

Although adjusted gross margin, adjusted operating expenses rate and adjusted operating income rate are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. The Company evaluates its results of operations both on an as reported and an as adjusted basis. The adjusted basis presentation, which is a non-GAAP measure, excludes the impact of certain matters not related to the Company's ongoing operations. See the "Accounting Considerations" and "Reconciliation of Non-GAAP Financial Measures" sections of this release for more information. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

Donaldson Company, Inc
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SEGMENT DETAIL
(In millions)
(Unaudited)

	Three Months Ended
	October 31,
	2016	2015	Change
NET SALES
Engine Products segment
Off Road	$54.7	$54.8	(0.1)%
On Road	26.5	35.8	(25.8)
Aftermarket	247.9	232.2	6.7
Aerospace and Defense	24.8	23.8	4.2
Total Engine Products segment	$353.9	$346.6	2.1

Industrial Products segment
Industrial Filtration Solutions	$126.3	$126.5	(0.1)
Gas Turbine Systems	32.5	24.2	34.3
Special Applications	40.3	40.7	(0.9)
Total Industrial Products segment	$199.1	$191.4	4.1

Total Company	$553.0	$538.0	2.8%

EARNINGS BEFORE INCOME TAXES
Engine segment	$45.4	$36.0	26.1%
Industrial segment	38.3	24.0	59.6
Corp/Unallocated	(4.0)	(6.6)	(39.4)
Total	$79.7	$53.4	49.3%

EARNINGS BEFORE INCOME TAXES %
Engine Products segment	12.8%	10.4%	2.4
Industrial Products segment	19.2	12.5	6.7

Note: Percentage is calculated by dividing earnings before income taxes by sales.

Donaldson Company, Inc
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RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31,
	2016		2015

Net cash provided by operating activities	$99.7		$57.9
Net capital expenditures	(12.4)		(21.5)
Free cash flow	$87.3		$36.4

Net earnings	$58.0		$38.5
Income taxes	21.7		14.9
Interest expense	4.8		5.0
Depreciation and amortization	18.9		18.6
EBITDA	$103.4		$77.0

Operating income	$76.4		$55.5
Restructuring charges	—		7.5	(a)
Investigation costs	—		2.6	(a)
Adjusted Operating Income	$76.4		$65.6

Net earnings	$58.0		$38.5
Restructuring charges, net of tax	—		5.2	(a)
Investigation costs, net of tax	—		1.7	(a)
Settlement, net of tax	$(6.8)	(a)	$—
Adjusted Net Earnings	$51.2		$45.4

Diluted EPS	$0.43		$0.29
Restructuring charges per share	—		0.04	(a)
Investigation costs per share	—		0.01	(a)
Settlement per share	$(0.05)	(a)	$—
Adjusted Diluted EPS	$0.38		$0.34

(a) See accounting considerations for additional information.

Although free cash flow, EBITDA, adjusted operating income, adjusted net earnings, and adjusted diluted EPS are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. The Company evaluates its results of operations both on an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations. The Company calculates constant currency percentages by converting its current period local currency financial results using the prior period exchanges rates and compared these adjusted amounts to its prior period reported results. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

Donaldson Company, Inc
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